Press Release For immediate release
Invesco Ltd. Announces May 31, 2017
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, June 12, 2017 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $859.0 billion, an increase of 2.1% month over month. The increase was driven by favorable market returns, higher Money Market AUM, PowerShares QQQs inflows, foreign exchange, and net long-term inflows. FX increased AUM by $0.9 billion. Preliminary average total AUM for the quarter through May 31 were $843.3 billion, and preliminary average active AUM for the quarter through May 31 were $687.7 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

May 31, 2017(a)	$859.0	$394.5	$208.4	$51.6	$75.7(b)	$128.8
April 30, 2017	$841.4	$387.1	$206.0	$49.9	$70.0	$128.4
March 31, 2017	$834.8	$381.8	$203.8	$48.9	$73.1	$127.2
February 28, 2017	$836.8	$379.6	$203.2	$48.6	$78.0	$127.4
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

May 31, 2017(a)	$699.8	$288.5	$162.0	$51.6	$75.7(b)	$122.0
April 30, 2017	$684.8	$284.3	$160.0	$49.9	$70.0	$120.6
March 31, 2017	$680.5	$280.6	$158.7	$48.9	$73.1	$119.2
February 28, 2017	$682.2	$279.9	$158.0	$48.6	$78.0	$117.7
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

May 31, 2017(a)	$159.2	$106.0	$46.4	$—	$—(b)	$6.8
April 30, 2017	$156.6	$102.8	$46.0	$—	$—	$7.8
March 31, 2017	$154.3	$101.2	$45.1	$—	$—	$8.0
February 28, 2017	$154.6	$99.7	$45.2	$—	$—	$9.7

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $70.8 billion in institutional money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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